subscription Agreement

dated 23 July 2012

regarding

SurePure Investment Holding AG

Registration Number: CH 170.3.031.335-8

made by and among

TRINITY ASSET MANAGEMENT (PROPRIETARY) LIMITED

Registration Number: 1996/010864/07

and

XOptics (PTC) Ltd.

(BVI Company Number: 1451706)

And

SurePure Investment Holding AG

Registration Number: CH 170.3.031.335-8

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Preamble

A.	The Company is organized in the form of a Swiss stock corporation (Aktiengesellschaft) having its registered office at Dammstrasse 19, CH 6301, Zug, Switzerland, Canton of Zug, Switzerland. As of the date of this Agreement, the Company has an issued statutory nominal share capital in the amount of CHF 268,222.15 (in words: two hundred and sixty eight thousand and two hundred and twenty-two Swiss francs and fifteen cents), which is divided into 26,822,215 common bearer shares with a nominal value of CHF 0.01 per share (such category of shares hereinafter referred to as Common Shares), each fully paid-in.

B.	The Principal Shareholder has been the principal shareholder of the Company since its inception in 2007 and beneficially owns 17,737,658 (in words: seventeen million seven hundred thirty seven six hundred fifty eight) Common Shares.

C.	The Company is a holding company of a group of companies active in the design, development, manufacture, marketing and distribution of proprietary systems for the purification and other treatment of certain liquids (the Business).

D.	The Investor is a Private Company (Pty Ltd) under the laws of South Africa having its registered address at Afrasia House Block F, The Terraces, One Silverwood Close, Steenburg Office Park, Tokai, South Africa.

E.	The Company intends to increase its share capital out of authorized share capital in a round of financing (the Capital Round) by way of issuance of in the aggregate 5,000,000 (in words: five million) Common Shares, each to be fully paid-in in cash in a series of subscriptions, thereby increasing the aggregate issued share capital of the Company by a nominal amount of CHF 50,000 (in words: fifty thousand Swiss francs) from CHF 268,222.15 (in words: two hundred and sixty eight thousand and two hundred and twenty-two Swiss francs and fifteen cents) to CHF 318,222.15 (in words: three hundred and eighteen thousand and two hundred and twenty-two Swiss francs and fifteen cents) (the Authorized Capital Increase).

F.	The Investor desires to subscribe, in a series of subscriptions, for the full amount of the Authorized Capital Increase and in addition to purchase 1,000,000 (in words: one million) Common Shares from the Principal Shareholder.

G.	The Parties wish to determine in this Agreement their respective rights and obligations in relation to the Investor’s investment in the Company and the subscription and issuance of new Common Shares and Common Shares already issued and owned by the Principal Shareholder.

Based on the foregoing, the Parties agree as follows:

1.	Definitions

For purposes of this Agreement (including the introductory paragraphs and the Appendices), capitalized terms not defined in the body of this Agreement shall have the meanings set forth in Annex 1.

2.	Current Equity Structure of the Company

2.1	Equity Structure of the Company

As at the date of this Agreement, the Company has an issued statutory share capital in the nominal amount of CHF 268,222.15 (in words: two hundred and sixty eight thousand and two hundred and twenty-two Swiss francs and fifteen cents), divided into 26,822,215 ordinary shares. The Company has no treasury shares.

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2.2	Equity Structure of Pubco

Pubco is a corporation organized under the laws of the State of Nevada, United States of America. The authorized capital of Pubco is 200,000,000 shares of common stock, par value USD $0.001 per share, of which 32,452,000 shares are issued or outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, par value USD $0.01 per share, of which no shares are issued or outstanding as of the date of this Agreement.

2.3	Share Exchange Agreement

On or about May 15, 2011, the Company and Pubco entered into an Agreement and Plan of Merger which was terminated in October 2011 and in place of such agreement the shareholders of the Company and Pubco entered into the Share Exchange Agreement, dated October 28, 2011 (the Share Exchange Agreement), under which the Company’s shareholders will, subject to the fulfillment of certain conditions set forth in the Share Exchange Agreement, exchange Common Shares held by them for Pubco Shares on a share-for-share basis. Pubco has no material assets and no material liabilities but is obligated to file annual, quarterly and other reports with the SEC. As a result of the Share Exchange and the other transactions contemplated by the Share Exchange Agreement, the Company will become a 100%-owned subsidiary of Pubco and the Investor and the Company Shareholders will own all of the Pubco Shares other than 9,272,000 shares (after giving effect to certain share cancellations required as a condition to the closing of the Share Exchange under the terms and conditions of the Share Exchange Agreement).

Any Subscription Shares and the Outstanding Shares acquired by the Investor prior to the Share Exchange will be exchanged for Pubco Shares on the following terms:

(a)	Pubco will not have any other form of securities in issue other than a single class of common stock and a single series of preferred stock which shall not be preferred in liquidation or as to dividends to the common stock, but shall be convertible into shares of the common stock of Pubco on a basis equivalent to the holder’s share ownership in the Company immediately prior to the Share Exchange.

(b)	Pubco Shares currently are quoted on the OTCBB and will continue to be quoted as long as Pubco files with the SEC all reports required to be filed as a condition to continued eligibility for quotation.

(c)	To the extent that the Share Exchange occurs prior to any Closing, then the remainder of the shares to be acquired by the Investor under this Agreement shall be shares of the common stock of Pubco, substituted on a one-for-one basis. Accordingly, the obligations of the Investor to subscribe for Common Shares shall then relate to shares of common stock of Pubco, and Pubco shall assume the obligations of the Company to issue new stock, with the effect that the Company shall no longer have any obligations whatsoever to issue new Common Shares. Regardless of whether the Investor acquires Common Stock or shares of common stock of Pubco, if the Investor shall have fully performed its obligations to purchase and subscribe for all of the Share Installments set forth in Section 4.4.1 (when as principal or by assignment to a third party to the extent permitted under this Agreement) then upon consummation of such purchases and subscriptions the Investor and its Permitted Assignees will hold not less than 10.2% of the voting and dividend rights in the Company or Pubco, as the case shall be; provided, that such calculation shall not give effect to (i) any shares issued and sold as part of an offering of shares (or notes convertible into shares) in order to raise capital for the business of Company, (ii) any acquisition of another business in an arms’ length transaction, or (iii) any management share option plan, as long as such offering, acquisition or option plan shall have been approved by the Board and, as the result of such board-approved activities the Investor’s shareholding will not fall below 8%, unless this requirement is waived by the Investor.

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If Pubco does not agree to amend the Share Exchange Agreement to permit the Company to comply with the requirements of this Agreement, the Company may enter into a share exchange agreement with another SEC-registered company, the shares of which are quoted on the OTCBB, on substantially the same terms and conditions as the Share Exchange Agreement, in which event such other company shall have the rights and obligations of Pubco under this Agreement and shall be substituted for Pubco. Until this takes place the sales and subscriptions described herein will continue to be done with respect to shares in the Company.

3.	CREATION OF AUTHORIZED SHARE CAPITAL OF THE COMPANY

Subject to the terms and conditions of this Agreement:

(a)	the Company hereby undertakes to the Investor (i) to convene the Annual General Meeting no later than August 16, 2012, (ii) to put on the agenda of the Annual General Meeting a proposal to amend the Articles of Association of the Company by including a provision on authorized share capital, such authorized share capital substantially in the form of Annex 2 (the Authorized Share Capital), and, subject to the approval by the Company's shareholders of such Authorized Share Capital and the Board's fiduciary duties, to use its authority under the Authorized Share Capital to issue the Subscription Shares to the Investor on a non-pre-emptive rights basis.

(b)	The principal shareholder hereby undertakes to vote at the annual general meeting of the company in favour of the authorized share capital.

4.	SUBSCRIPTION OF COMMON SHARES

4.1	The Investor’s Undertaking to Subscribe for Subscription Shares

Subject to the terms and conditions of this Agreement (including, without limitation, Sections 6.2 and 6.3 below), on the basis of the representations and warranties set forth on Annex 3 to this Agreement, the Investor hereby undertakes to subscribe for in the aggregate 5,000,000 Common Shares (the Subscription Shares) at the Issue Price per Common Share and for an aggregate subscription amount of USD 5,000,000 (in words: five million US dollars) (the Aggregate Subscription Amount) in separate subscriptions in the respective amounts determined by the Company, each to be subscribed for and taken up on the applicable Closing Date.

4.2	Cash Contributions

On and with effect as of each Closing Date on which the Company determines under Section 4.4 below that the Investor shall subscribe for Subscription Shares, the Investor shall pay in cash the Subscription Amount referenced in Section 4.4, up to the Aggregate Subscription Amount, to the account in the name the Company set forth In Annex 4 to this Agreement or at the bank notified by the Company to the Investor reasonably prior to the relevant Closing Date.

4.3	Purchase and Sale of Outstanding Shares

On each Closing Date, to the extent that the Company determines subject to Section 4.4 below that the Investor shall purchase Outstanding Shares, the Principal Shareholder shall sell to the Investor, and the Investor shall purchase from the Principal Shareholder, a number of Common Shares which, when taken together with all other Common Shares purchased and sold under this Section 4.3, shall not exceed 1,000,000 (in words: one million) Common Shares, each for a purchase price per Common Share equal to the Issue Price. The Investor shall pay the purchase price for the shares to be purchased and sold within one (1) Business Day from the date that the conditions precedent set out in Section 6.2 and 6.3 are satisfied or waived by the respective Parties to the account in the name the Company set forth In Annex 4 to this Agreement.

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4.4	Payment Installments

4.4.1	The payment required by this Section and Section 4.4.2 for each Share Installment shall be made to the account in the name the Company set forth In Annex 4 to this Agreement or at the bank notified by the Company to the Investor reasonably prior to the relevant Closing Date. It is noted that (a) not less than 75% of each Share Installment shall be for Subscription Shares and (b) the aggregate number of Subscription Shares and Outstanding Shares shall not exceed the number of shares listed below in this Section 4.4. The number of Subscription Shares and Outstanding Shares to be subscribed for and purchased, respectively, by the Investor, and the amount to be paid therefor by the Investor, are as follows (it being understood that not more than 1,000,000 (in words: one million) Outstanding Shares shall be purchased under the terms of this Agreement):

(i)	$500,000 will be paid for 500,000 Common Shares on or before the later of the Fulfillment Date or July 31, 2012;
(ii)	$500,000 will be paid for 500,000 Common Shares on or before the later of the Fulfillment Date or August 10, 2012;
(iii)	$1,000,000 will be paid for 1,000,000 Common Shares on or before the later of the Fulfillment Date or August 31, 2012;
(iv)	$1,000,000 will be paid for 1,000,000 Common Shares on or before the later of the Fulfillment Date or September 30, 2012;
(v)	$1,000,000 will be paid for 1,000,000 Common Shares on or before the later of the Fulfillment Date or October 31, 2012;
(vi)	$1,000,000 will be paid for 1,000,000 Common Shares on or before the later of the Fulfillment Date or November 30, 2012; and

(vii)	$1,000,000 will be paid for 1,000,000 Common Shares on or before December 31, 2012.

4.4.2	If the Investor fails to comply with its obligations to purchase any Share Installment at a Closing on a Closing Date set forth above (after giving effect to a grace period of five (5) full Business Days), then the Issue Price shall increase to USD$1.20 (in words: one US dollar and twenty US cents) per share for such Share Installment, unless such increase is waived by the Company. For the avoidance of doubt, the Issue Price for all remaining Share Installments shall remain unchanged, unless the Investor shall fail to comply with its obligations to purchase any later Share Installment, at which point the Issue Price for such Share Installment shall increase as aforesaid. If the Investor further fails to comply with its obligations to purchase any Share Installment at a Closing on a Closing Date set forth above during the sixth through fifteenth Business Day after the scheduled Closing Date, then, unless both the Company and the Principal Shareholder shall waive its rights in this regard, neither the Company nor Pubco nor the Principal Shareholder shall have any obligation to sell or issue any additional shares to the Investor, and the Investor shall not have any right to purchase or subscribe for any other Company Shares from the Company, Pubco or the Principal Shareholder and shall be deemed to be in breach of its obligations to purchase each other Share Installment remaining to be purchased.

4.4.3	In the event that the Investor breaches this agreement in the manner envisaged in 4.4.2 then, no other party to this agreement and Pubco (“Indemnifiers”) shall have any claim whatsoever against the Investor and the Indemnifiers hereby waive any such claim that they may have against the Investor as a result thereof. The only remedy that the Indemnifiers shall have in this instance is the one referred to in 4.4.2 above. This waiver relates to any claim for the unpaid balance of the monies referred to in 4.4.1 above; any claim for damages and any other claim whatsoever.

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4.5	Effect of Transactions

If the Investor and its Permitted Assignees have fully complied with their obligations and have subscribed for and purchased all Share Installments under Section 4.4, the Investor and its Permitted Assignees shall hold 6,000,000 ordinary shares of the Company or, at such time as the Share Exchange has been completed, shares of the common stock of Pubco which the Principal Shareholder and the Company warrant will amount to no less than 10.2% of the total number of ordinary shares in the Company or of shares of the common stock of Pubco, as the case shall be, and which shall convey no less than 10.2% of the voting and dividend rights in the Company or Pubco, as the case shall be; provided, that such calculation shall not give effect to (i) any shares issued and sold as part of an offering of shares (or notes convertible into shares) in order to raise capital for the business of Company, (ii) any acquisition of another business in an arms’ length transaction, or (iii) any management share option plan, as long as such offering, acquisition or option plan shall have been approved by the Board and, as the result of such board-approved activities the Investor’s shareholding will not fall below 8%, unless this requirement is waived by the Investor. .

5.	CONDUCT OF BUSINESS

The Company shall, and the Principal Shareholder hereby undertakes to procure that the Company shall, until completion of the Authorized Capital Increase, operate its business in the ordinary course in accordance with past practice, except as explicitly provided by this Agreement or with the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed).

6.	CLOSING

6.1	Place and Date of Closing

Each Closing shall take place on the respective date specified above in Section 4.4 on the applicable Closing Date.

6.2	Conditions Precedent

The transactions described in this Agreement are conditional on the following taking place on or before 31 December 2012, which conditions are expressed for the benefit of all parties hereto:

(a)	The Company Shareholders shall have approved the Authorized Share Capital.

(b)	The Company shall have obtained the approval of any regulators relating to the Authorized Share Capital whose approval would be required by law to this transaction.

(c)	The Investor shall have obtained the approval of any regulators and Custodians whose approval would be required by law to this transaction, which may include but not be limited to the approval of the South African Reserve Bank or its authorised dealer.

(d)	Subject to the grant by the Company Shareholders of all required approvals for such conversions, the Principal Shareholder shall have converted all outstanding loans amounting to USD 3 689 208 (Three Million Six Hundred and Eighty Nine Thousand Two Hundred and Eight United States Dollars) to the Company held by the Principal Shareholder into shares of the Company.

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6.3	Conditions Precedent to each Closing

Each Closing shall be subject to the fulfilment (or waiver by the Investor) of the execution and delivery of all documents to be exchanged at Closing in accordance with Section 6.4 below. Each Closing that occurs after the Share Exchange shall also be subject to the prior fulfilment (or waiver by the Investor) of the execution and delivery of a document by Pubco under which Pubco has agreed to assume all of the obligations of the Company under this Agreement.

6.4	Closing Actions

6.4.1	At each Closing (if and only if such Closing occurs prior to the Share Exchange), the relevant Party shall deliver the following documents, duly executed and in form and substance reasonably satisfactory to the Company and the Investor:

(a)	a resolution of the Board, which, based on the Authorized Share Capital, authorizes the increase in the share capital of the Company and the issuance of the relevant number of Subscription Shares to the Investor;

(b)	a duly authorized report of the Board regarding the increase in the share capital and the withdrawal of the existing shareholders' pre-emptive rights, all in accordance with article 652g of the Swiss Code of Obligations (CO);a confirmatory resolution of the Board, to be taken in the presence of a Swiss notary public, whereby the Board amends the Company's Articles of Association and ascertains that (i) the relevant number of Subscription Shares has been duly subscribed for, (ii) the committed cash contributions correspond to the aggregate Subscription Amount, and (iii) the contributions have been made in accordance with the law, the Articles of Association and the applicable resolutions of the general meeting and the board of directors;

(c)	an application to the Register of Commerce of the Canton of Zug (the Application), duly signed by the Board of the Company; and

(d)	for any Closing that occurs after the Share Exchange, evidence that the Company has assigned its rights and obligations under this Agreement to Pubco and that Pubco has assumed the obligations of the Company under this Agreement.

6.4.2	At each Closing (if and only if such Closing occurs after the Share Exchange), the relevant Party shall deliver the following documents, duly executed and in form and substance reasonably satisfactory to the Company and the Investor:

(a)	evidence that Pubco has delivered irrevocable instructions to its stock transfer agent to issue to the Investor share certificates representing the Subscription Shares at such Closing;

(b)	for any Closing at which Outstanding Shares have been purchased and sold, the Principal Shareholder shall deliver certificates representing such Outstanding Shares together with a stock power executed by the Principal Shareholder with such guaranty of signature as Pubco’s stock transfer agent may require; and

(c)	for any Closing at which Subscription Shares have been subscribed for and sold, a certificate of the Secretary or Assistant Secretary of Pubco certifying as to the due authorization and issuance of such Subscription Shares and the resolutions of the Board taken with respect thereto.

In addition to the above (Sections 6.4.1 and 6.4.2), the Company and the Investor undertake to execute or perform such other documents, instruments, certificates or acts as may be reasonably requested by the Investor and/or the Company or Pubco in order to complete, perfect and consummate the transactions contemplated by this Agreement, including, but not limited to, the increase of the share capital of the Company and the issuance of the respective number of Common Shares to the Investor as set forth in this Agreement.

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6.4.3	Upon completion of the Closing pursuant to Section 6.4.1 above, the Company shall file the Application with the Register of Commerce of the Canton of Zug.

7.	TERMINATION AND RESCISSION

If the Authorized Share Capital has not been approved by the Company’s shareholders by September 30, 2012, then the Investor shall have the right (but not the obligation) to terminate and rescind this Agreement and any documents, instruments or deeds executed by the Investor (including, but not limited to, the Subscription Forms) with immediate effect by written notice to the Company.

If the Company has satisfied all conditions precedent to the obligations of the Investor with respect to the first two (2) Share Installments and the Investor or its Permitted Assignees have failed to pay the cumulative total of $1,000,000 (in words: one million US dollars) for such Installments, or have failed to pay $1,000,000 (in words: one million US dollars) for any subsequent Share Installment, then the Company shall have the right (but not the obligation) to terminate and rescind this Agreement and any documents, instruments or deeds executed by the Investor on 5 (five) days’ written notice to the Investor.

In case notice of termination and rescission is made in accordance with the preceding paragraph each of the Parties acknowledges and agrees that this Agreement (subject to Section 11.7 below) shall be deemed terminated and shall be without any further effect, it being understood that any such termination shall not have any effect whatsoever on subscriptions for Subscriptions Shares and/or sales of outstanding shares that the Company has received payment for or have already been registered in the commercial register; and

notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that the right of termination and rescission pursuant to this section 7 shall be without prejudice to any other rights or remedies that the respective investor(s) may have under this agreement or under applicable laws.

8.	RESTRICTiONS ON SALES OF SHARES; REGISTRATION OF RESALES OF SHARES

Under the rules and regulations of the SEC, the Pubco Shares are “restricted securities” and, unless the resale of the Pubco Shares is registered with the SEC under the U.S. Securities Act of 1933, as amended, Pubco Shares may not be resold in any transaction which involves (i) any “U.S. Person” (as defined by the rules of the SEC) or (ii) any means of commerce connected to the USA. Therefore, until the date which is one year and four days after completion of the Share Exchange, none of the Investor, any Permitted Assignee and the Principal Shareholder shall sell, assign or transfer any Pubco Shares (i) without the prior written consent of the Company, which consent will not be unreasonably withheld or (ii) in a transaction which has been notified to the Company and does not involve any “U.S. Person” (as defined by the rules of the SEC) or any means of commerce connected to the USA.

In light of the foregoing restrictions, within 120 days of the Closing Date, Pubco will file with the SEC a registration statement (the Registration Statement) that registers the resale of 100% of the Pubco Shares owned by the Investor or any Permitted Assignee at the time of filing the Registration Statement or any amendment thereto (together with such other Pubco Shares as the Board may determine). Pubco will use commercially reasonable efforts to cause the SEC to declare the Registration Statement effective reasonably promptly and for a period of three years after being declared effective will maintain the effectiveness of the Registration Statement for a period of three (3) years or until all of the Common Shares registered in the Registration Statement have been sold. The Investor, the Permitted Assignees and the Principal Shareholder will cooperate fully with Pubco in the discharge of its obligations under this Section and will provide all information and enter into such further agreements as may be required to have the Registration Statement declared effective by the SEC and thereafter maintained effective.

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Any Pubco Shares not included in the Registration Statement shall not be sold or transferred, except (i) with the prior written consent of the Company or (after the Closing Date) Pubco, (ii) in a sale transaction which has been notified to the Company or (after the Closing Date) Pubco and involves no “U.S. Person” (as defined by the rules of the SEC) and no means of commerce connected to the USA. No Pubco Shares shall be pledged, assigned by way of security or otherwise used as security and shall remain free and clear of any liens, encumbrances, charges or any other third party rights.

9.	OPTIONS TO ACQUIRE ADDITIONAL SHARES FROM PUBCO

9.1.1	If the Share Exchange is completed by the termination date set forth in the Share Exchange Agreement, the Investor shall hold the following options to acquire shares of Pubco:

(a)	On or before July 1, 2013 the Investor shall have the right to subscribe for that number of shares of its common stock of Pubco that is 5% of its shares of common stock issued and outstanding on a fully-diluted basis on the date on which the Investor shall exercise by sending the notice referenced in clause (d) below the Option or 3,000,000 (in words: three million) shares, whichever is greater. The aggregate price payable to Pubco upon the exercise of the option shall be USD 9,000,000 (in words: nine million US dollars). This option may be exercised by the Investor or its assignee in full and if not in part to at least 50%.

(b)	At any time after July 1, 2013 but before January 1, 2015, the Investor shall have the right to subscribe for that number of shares of common stock of Pubco that is 5% of its common stock issued and outstanding on a fully-diluted basis on the date on which the Investor shall exercise the Option by sending the notice referenced in clause (d) below. The per share price payable to Pubco upon the exercise of the Option shall be 90% of the weighted average price (VWAP) based on trading on the OCTBB for the 30 business days immediately prior to the date on which the Investor notifies Pubco that it will purchase the shares subject to the option. If the shares of Pubco are simultaneously listed on one or more other stock exchanges or quoted in any other system/s anywhere else in the world, then this option price will be 90% of the highest weighted average price (VWAP) on the stock exchange or system over the aforesaid period, on which the volume is the largest of the total worldwide trading volume of the Company shares. This option may be exercised by the Investor or its assignee in full and if not in part to at least 50%, but may not be exercised more than one time.

(c)	At any time after January 1, 2015 but before January 1, 2017, the Investor shall have the right to subscribe for that number of shares of common stock of Pubco that is 5% of its common stock issued and outstanding on a fully-diluted basis on the date on which the investor shall exercise the Option by sending the notice referenced in clause (d) below. The per share price payable to Pubco upon the exercise of the Option shall be 90% of the weighted average price (VWAP) based on trading on the OCTBB for the 30 business days immediately prior to the date on which the Investor notifies Pubco that it will purchase the shares subject to the option. If the shares of Pubco are simultaneously listed on one or more other stock exchanges or quoted in any other system/s anywhere else in the world, then this option price will be 90% of the highest weighted average price (VWAP) on the stock exchange or system over the aforesaid period, on which the volume is the largest of the total worldwide trading volume of the Company shares. This option may be exercised by the Investor or its assignee only in full and if not in part to at least 50%, but may not be exercised more than one time.

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(d)	All exercises of the Additional Share Options shall be made by written notice to the Company given not less than ten (10) business days prior to the intended date of exercise specifying the option to be exercised, the exercise price and the date and means of payment.

9.1.2	In the case of each of the Additional Share Options, if the board of directors of the Company determines that the Company does not desire to issue additional shares of its stock and dilute its existing shareholders, the Company shall have the right to cause the Principal Shareholder to assume some or all of the Additional Share Options and, upon the due exercise of the Additional Share Options by the Investor, sell the shares subject to the Additional Share Options to the extent designated by the Company to the Investor upon the Investor’s timely exercise of the payment of the Additional Share Options and payment of the full option price therefor to the Principal Shareholder.

9.1.3	if the share exchange is not completed by the termination date set forth in the share exchange agreement, the investor shall hold options on the terms and conditions set forth above, except that (a) the options shall represent the right to purchase an equivalent number of ordinary shares of the company (and not pubco shares); (b) in the case of each of the options set forth in subsections 9.1.1(b) and (c) above, the exercise price of the option shall be based on the fair market value of the ordinary shares of the company in lieu of the trading value as set by a mutually agreed investment bank for the respective periods set forth in subsections 9.1.1(b) and (c) above.

10.	BOARD APPOINTMENTS

10.1.1	At such time as the Investor shall have completed and paid for all of the Share Installments and if the Share Exchange has been completed, the Investor shall have the right to nominate one person to the Board of Pubco, and the Principal Shareholder hereby agrees to vote all of its voting shares for the Investor’s nominee until such time as the total number of shares held by the Investor are less than 5% of the issued and outstanding shares of Pubco. If the Share Exchange does not close, the Investor shall have the right to appoint one director to the Board of the Company.

10.1.2	At such time as the stock ownership of the Investor reaches 20% of the issued and outstanding shares of voting stock of the Company or Pubco (on a fully-diluted basis) and for so long as the stock ownership of the Investor remains at that level, the Investor shall have the right to appoint a second person to the Board of Pubco after the Investor has exercised the Additional Share Option referred to Subsection 9.1.1(a) above has been exercised, and the Principal Shareholder hereby agrees to vote all of its voting shares for the Investor’s second nominee as well until such time as the total number of shares held by the Investor are less than 5% of the issued and outstanding shares of Pubco. .

10.1.3	Pubco and the Investor will agree on procedures and timeframes under which the Investor will identify its nominees and provide Pubco with all information regarding such nominees as Pubco may request at such times and within such deadlines as Pubco may reasonably establish. In each case, the Investor’s right to nominations for the Board of Pubco shall be subject to the Investor’s compliance with all applicable rules and regulations of the SEC and Pubco’s state of incorporation.

10.1.4	If the Investor exercises its right to nominate a director for the Company, the Company and the Investor will agree on procedures and timeframes under which the Investor will identify its nominees and provide the Company with all information regarding such nominees as the Company may request at such times and within such deadlines as Pubco may reasonably establish.

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11.	MISCELLANEOUS

11.1	Confidentiality

The existence as well as the terms and conditions of this Agreement, and any information exchanged between the Parties and/or the Company (including their respective representatives or advisors) during the due diligence and the negotiation of the definitive agreements for the Capital Round and/or pertaining to the business and the operation of the Company (all such information collectively referred to herein as Confidential Information) shall be kept strictly confidential by each Party hereto as well as the Company. The Parties and the Company shall neither use in any form nor disclose to any third party any Confidential Information unless explicitly authorized by this Agreement. The Parties and the Company shall ensure that their employees, directors and any other representatives as well as the advisors of each Party and the Company to whom any such Confidential Information is entrusted comply with these restrictions.

Without limiting the generality of the foregoing, the term Confidential Information shall include in particular:

(a)	any information regarding this Agreement, the investments made or to be made by the Investor in the Company and the commercial terms and conditions of the investments; and

(b)	any trade secrets, financial or confidential information of the Company or any of the Investor.

The term Confidential Information shall not include any information: (i) which as of the time of its disclosure by a Party or the Company was already lawfully in the possession of the receiving Party or the Company as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party or the Company.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party and/or Company shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

Each Party may use any Confidential Information in accordance with this Agreement; provided, that, subject to the terms and conditions hereof, each Party acknowledges and agrees that any Confidential Information made available to it (including to any representative or advisor of such Party) by the Company or any other Party (including their representatives or advisors) hereunder shall not be used by such Party other than (i) as permitted under this Agreement; (ii) for the benefit of the Company; or (iii) for the respective Party's assessment of the Company, and shall not be exploited by or for the benefit of such Party or any of its Affiliates or third party.

It is further acknowledged and agreed that the Investor may report regularly to its investors and/or any of its Affiliates regarding all information pertaining to the Company and the equity investment made or to be made in the Company in accordance with its reporting obligations under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes.

Within sixty (60) calendar days of the first Closing, the Company may issue an announcement (in a form approved in advance in writing by the Board and the Investor) confirming the investment by the Investor in the Company under this Agreement; provided, however, that such announcement shall neither disclose the specific terms on which the Investor has invested in the Company nor the amounts invested without the prior written approval of the Investor.

No other announcement or press releases regarding the matters contemplated by this Agreement shall be made by the Company without the prior written consent of the Board and the Investor (such consent of the Investor to be given entirely at its discretion); with the express exception that neither the preceding paragraph of this Section nor the foregoing provision of this paragraph of this Section shall preclude the Company or Pubco from complying in full with any laws or regulations, including regulations of the SEC, that require the disclosure or filing of this Agreement.

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Nothing herein shall restrict the Company from granting third parties customary due diligence access for purposes of financial, commercial, strategic or similar transactions based on appropriate non-disclosure and non-use agreements.

11.2	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, but subject to the condition set forth in the last sentence of this Section 11.2:

(a)	with the prior written consent of the Company, which the Company will not unreasonably withhold, the Investor may assign to a third party its right to purchase or subscribe for any Share Installment under this Agreement and its right to exercise any option granted under this Agreement and, if the purchase or subscription for such Share Installment has occurred, may also assign the Shares so purchased or subscribed for to a third party; provided, that (i) in no event shall such assignment relieve the Investor of its obligations under this Agreement, (ii) no Permitted Assignee shall hold any greater rights as to the Shares than rights granted to the Investor under this Agreement; and (ii) from and after the Share Exchange, any such assignment shall comply in all respects with all applicable laws and if not in compliance will be void ab initio,

(b)	the Company Shareholders shall cause the Company to assign its rights under this Agreement to Pubco and, as a condition to the exchange of shares under the Share Exchange Agreement, shall require Pubco to assume the obligations of the Company under this Agreement, including all obligations to issue shares to the Investor. The Investor (i) hereby consents to such assignment and assumption of rights and obligations under this Agreement, (ii) from and after the Closing Date will purchase Pubco Shares in lieu of Common Shares and (iii) will perform its obligations under this Agreement when assigned to and assumed by Pubco as fully as required to be performed hereunder with the Company, and .

(c)	where the third party referred to in Section 11.2(a) is a mandated client of the Investor, the consent of the Company shall not be required as a condition to the assignment, but the Investor shall nonetheless provide the Company with evidence of the transfer, the identity of the third party to the extent required by applicable law and a written acknowledgement that the third party will be bound by the terms and conditions of this Agreement that are binding upon the Investor.

Any third party that is a transferee of Shares from the Investor under this Section prior to the Share Exchange, other than a mandated client of the Investor, shall also be required to sign an appointment of representative which sets forth the content of Section 11.11 in favour of the representative named in such Section and deliver an original executed counterpart of such appointment to the Company as a condition to any transfer of rights or Shares under this Agreement.

11.3	Costs and Expenses, Taxes

Subject to the immediately following paragraph, it is agreed that each Party shall bear its own costs and expenses arising out of or incurred, and any taxes imposed on it, in connection with this Agreement and all transactions contemplated hereby.

The Company shall bear all Swiss issuance and stamp taxes arising out of the Capital Round.

11.4	Notices

All notices and other communications made or to be made under this Agreement shall be effective upon receipt and shall be given in writing by telefax or courier to the addressees listed below:

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If to Trinity:	Block F, the Terraces, 1 Silverwood Close, Steenberg Office Park, Tokai, Cape Town, South Africa
Attention: James Fitzpatrick,
Portfolio Manager
Telefax +27 21 702 2429

If to the Company:	Dammstrasse 19
CH-6301, Zug
Switzerland
Attn. Chairman of the Board
Telefax +41 41 723 2194

If to the Principal Shareholder:	c/o VICS
8, Eu Tong Sen Street, # 12-82, The Central,
Clarke Quay, Singapore 059818
Attention: Managing Director

telefax +65 6725 8179

In case of the delivery of a notice to the Company on behalf of an Company Shareholder in accordance with this Agreement, receipt by the Company of the notice shall be relevant for the compliance with the applicable deadlines. Each Company Shareholder hereby appoints the Company as the receiver of such notices on behalf of it. The Company shall send copies of such notices to the Company Shareholders timely upon receipt.

Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 11.4 by giving the other Parties written notice of the new address in the manner set forth in this Section 11.4.

11.5	Entire Agreement

This Agreement (including its Annexes) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any agreement or understanding that may have been concluded with respect to the subject matter hereof between any of the Parties prior to the date of this Agreement..

11.6	Severability

If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties' original intention and shall to the extent possible achieve the same economic result.

11.7	Survival

Notwithstanding any termination and rescission of this Agreement, Sections  7 and 11 shall survive any such termination and rescission and continue to be effective as if no such termination and rescission had occurred.

11.8	Amendments

This Agreement (including this Section 11.8) may be amended only in writing by an instrument signed by all Parties.

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11.9	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

11.10	Governing Law and Jurisdiction

This Agreement shall in all respects be governed by and construed in accordance with Swiss law.

Any dispute, controversy or claim arising out of or in connection with this Agreement, including its conclusion, validity, binding effect, amendment, breach, termination or rescission, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich and the arbitral proceedings shall be conducted in English.

11.11	Appointment of Representative

For purposes of the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, so long as the terms and conditions of the Share Exchange Agreement shall be consistent with Section 2.3 above, the Investor hereby irrevocably appoints Stephen Robinson of Dammstrasse 19, CH-6301 Zug, Switzerland as its representative in connection with the contemplated exchange of shares of the Company with Pubco, as shall be approved by the board of the Company, with the following powers to act on behalf of and as agent and attorney-in-fact for the Investor to perform the following actions:

1)	to give and receive notices and communications in connection with the Share Exchange Agreement;

2)	to authorize delivery to Pubco of shares of the Company and to authorize distribution to the shareholders of the Company of share certificates representing Pubco Shares;

3)	to agree to, negotiate and enter into waivers, modifications, extensions and amendments of the Share Exchange Agreement;

4)	to agree, negotiate and enter into to settlements and compromises of any claims or demands arising out of or in connection with the exchange or the Share Exchange Agreement;

5)	to take any and all actions and make any decisions required or permitted to be taken by the representative under the Share Exchange Agreement in accordance with its respective terms, and

6)	to take all actions necessary or appropriate in the judgment of the representative for the accomplishment of any or all of the foregoing.

The Investor hereby (i) confirms and acknowledges that it has the sole right to vote and execute this Appointment with respect to the shares of the Company specified next to the signature of such shareholder below, (ii) confirms and acknowledges that it has full power and authority to execute this Appointment.

This Appointment shall be irrevocable during the term of the Share Exchange Agreement and shall terminate immediately upon the earlier of the termination of the Exchange Agreement prior to any closing thereunder and December 31, 2012.

The Investor hereby acknowledges and agrees that, as a result of its signing this Appointment, the Investor will be bound by all of the terms and provisions of each agreement pertaining to such exchange.

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IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above.

SUREPURE INVESTMENT HOLDING AG		TRINITY ASSET MANAGEMENT (PROPRIETARY) LIMITED

By	/s/ Stephen Robinson
Stephen Robinson

		By	/s/ Quinton George

XOPTICS (PTC) LIMITED

By	/s/ Stephen Robinson
Stephen Robinson

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Annex 1

Definitions

The following terms shall have the meaning assigned to them hereunder, namely:

A.	“Additional Share Option” means the options to purchase shares of the Company or Pubco, as the case shall be, under Section 9.1.1, above.

B.	“Board” means the board of directors of the Company or, after the Share Exchange, the board of directors of Pubco.

C.	“Closing” means the completion of the purchase and sale of any Share Installment.

D.	“Closing Date” means each date stated in Section 4.4 above on which the Investor is to purchase any ordinary shares of the Company;

E.	"Company" means SurePure Investment Holding AG, registration number: (CH-170.3.031.335), a company formed under the laws of and registered in Switzerland.

F.	"Company Shareholder" means each stockholder of the Company as of the relevant time, including the Principal Shareholder.

G.	“Custodian” means a registered non-beneficial shareholder who holds shares on behalf of clients of a stockbroker.

H.	“Fulfilment Date” means the date by which the conditions in Section 6.2 are fulfilled or waived by agreement.

I.	"Investor" means Trinity Asset Management (Proprietary) Limited, registration number: 1996/010864/07, a private company registered in the Republic of South Africa.

J.	“OTCBB” means the Over-the-Counter Bulletin Board, an interdealer quotation system, or any successor system.

K.	“Outstanding Shares” means issued and outstanding ordinary shares of the Company.

L.	“Parties” means the Company, the Investor and the Principal Shareholder.

M.	“Permitted Assignees” shall mean persons to whom the Investor assigns its rights under this Agreement in compliance with Section 11.2.

N.	“Principal Shareholder” means XOptics (PTC) Ltd., a company formed under the laws of the British Virgin Islands as BVI Company Number 1451706.

O.	“Pubco” means SurePure Inc, a corporation formed under the laws of the State of Nevada, USA, having the Nevada business registration number NV20081353363.

P.	“Pubco Shares” means the shares of the common stock of Pubco, par value $0.001 per share, to be issued to the Investor and the Company Shareholders in exchange for their ordinary shares of the Company under the Share Exchange Agreement.

Q.	“Related Companies” means SurePure Operations AG, SurePure Participations AG, SPHSA and SurePure Marketing South Africa Ltd.

R.	“SEC” means the United States Securities and Exchange Commission.

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S.	“Share Exchange” means the share exchange transaction to occur under the Share Exchange Agreement.

T.	“Share Exchange Agreement” means the agreement referred to in Section 2.3 of the Agreement.

U.	“Share Installment” means each of the transactions under which the Investor is to purchase Subscription Shares and the Company is to issue Subscription Shares or the Principal Shareholder is to sell, and the Investor is to purchase, Outstanding Shares, all as provided in Section 4.4 of the Agreement.

V.	“SPHSA” means SurePure Holdings South Africa (Pty) Ltd, a company incorporated under the laws of South Africa Company Registration Number 2005/072411/07.

W.	“Subscription Shares” means the ordinary shares of the Company for which the Investor has subscribed under this Agreement.

X.	“USA” means the United States of America.

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Annex 3

Representations and Warranties of the Company and the Principal Shareholder

In order to induce the Investor to enter into this Subscription Agreement, the Principal Shareholder and the Company make the following representations and warranties as of the date of this Agreement; provided, that any and all representations and warranties made with respect to Pubco are made to the best of the Company’s knowledge based solely on the information disclosed by Pubco in its reports filed with the SEC and without any independent duty of inquiry by the Company or the Principal Shareholder:

(a)	The Company holds (either directly or via the Related Companies) various patents in various jurisdictions (including but not limited to the USA and UK) which relate to a process whereby liquids may be purified through the use of ultra violet light within a particular subspectrum. A list of current patents owned by the Company and its related entities (the Patents) is attached as Exhibit “A” to this Annex 3.

(b)	All of the Patents are currently held in the Company or its subsidiaries, except for certain South African patents owned by SPHSA. The Company will use its best efforts to procure that SPHSA becomes a 100% owned indirect subsidiary of the Company within the next 12 months and that at such date the patents held by SPHSA will continue to be held by SPHSA free from any encumbrance or claims whatsoever and no intellectual property whatsoever with respect to such patents (including but not limited to trade secrets, know how, specifications, registered patents, copyright or otherwise) will have been given to any other person anywhere in the world other than under written license or similar agreements entered into by the Company, any subsidiary or SPHSA in the ordinary course of business.

(c)	The current group structure of the Company is attached as Exhibit “B” to this Annex 3.

(d)	The latest draft consolidated US GAAP financial statements of the Company are attached as Exhibit “C” to this Annex 3, and there have been no material adverse changes in the financial condition of the Company since the issuing of such statements.

(e)	The proposed group structure of Pubco, the Company, its subsidiaries and the Related Companies post the Share Exchange is attached as Exhibit “D” to this Annex 3.

(f)	Except as described in the notes included in Exhibit “C” to this Annex 3 or in the Exception Schedule attached as Exhibit “E” to this Annex 3, the Company, Pubco, SPHSA and any of their subsidiaries or holding companies are not party to any litigation, arbitration, mediation or other dispute resolution proceedings or criminal proceedings anywhere in the world.

(g)	The Company, Pubco, SPHSA and their subsidiaries and holding companies are not subject to any bankruptcy, administration, liquidation, winding up, business rescue or other similar proceedings brought against any of them.

(h)	To the best knowledge of the Company, and the Principal Shareholder there currently are no challenges or objections to any of the Patents anywhere in the world. Neither the Company nor the Principal Shareholder knows of any reason why the Patents would not be legally enforceable according to their terms. Neither the Company nor the Principal Shareholder have any knowledge of any person asserting any right or claim or encumbrance over or against the Patents.

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(i)	The Company, SPHSA, Pubco and their subsidiaries, holding companies and directors are in good standing with all governmental regulators (including but not limited to the SEC), tax authorities and other governmental bodies in whatsoever jurisdiction that they do business, are incorporated or otherwise currently conduct any activities. The businesses of the Company, SPHSA, Pubco and their subsidiaries comply in all material respects with all laws and regulations and no criminal charges, criminal convictions, investigations, penalties, assessments or censures are in existence or reasonably anticipated against the Company SPHSA, Pubco and their subsidiaries, holding companies and directors by any of the aforesaid regulators, authorities or bodies.

(j)	Since January 1, 2011, Pubco has made all filings with the SEC required to be made under applicable laws and regulations.

(k)	Except as disclosed in the Exhibit “C” to this Annex 3, the Company, Pubco, SPHSA and their subsidiaries and holding companies have filed all tax returns required to be filed with any tax authority anywhere in the world, after giving effect to all extensions, and there is no tax liability that currently is outstanding. There are no outstanding tax assessments or investigations with respect to their tax affairs.

(l)	The information regarding the Company and its subsidiaries that the Principal Shareholder and the Company have disclosed to the Investor in writing has been complete and correct in all material respects, and the disclosures made by the Principal Shareholder and the Company to the Investor in writing relating to the Company and its subsidiaries and its business do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made.

(m)	To the best knowledge of the Company and the Principal Shareholder the patented procedures contained in the Patents were patentable when such patents were issued.

(n)	To the best knowledge or the Company and the Principal Shareholder there is no fact that would lead them to believe that the patented procedures contained in the Patents are defective or incapable of producing the result for which they have been designed, namely, inter alia, the purification of liquids through the use of ultra violet light.

(o)	The Company and the Principal Shareholder are duly authorised and legally capable of entering this Agreement, and after the Fulfillment Date this Agreement will be legally binding upon them.

(p)	After the final Closing of the transactions envisaged in Section 4.4 of this agreement, the Investor will hold no less than 10.2% of the total number of issued ordinary shares in Pubco or the Company, as the case may be, assuming that the Investor has purchased all shares to be purchased by it at each of the Closings and has not sold or otherwise transferred any such shares; provided, that such calculation shall not give effect to (i) any shares issued and sold as part of an offering of shares (or notes convertible into shares) in order to raise capital for the business of Company, (ii) any acquisition of another business in an arms’ length transaction, or (iii) any management share option plan, as long as such offering, acquisition or option plan shall have been approved by the Board and, as the result of such board-approved activities the Investor’s shareholding will not fall below 8%, unless this requirement is waived by the Investor. This representation shall not be deemed to be a continuing covenant binding upon Pubco or the Company after the final Closing, but references solely the capitalization of the Company on that date,

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(q)	The terms governing the preferred shares that may be issued in Pubco to the Principal Shareholder are as set out in Exhibit “F” to this Annex 3

(r)	By entering this Agreement the Company, SPHSA and their subsidiaries and holding companies shall not fall into breach with respect to any contractual commitment that they are currently subject to.

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Annex 4

SurePure Investment Holding AG Bank Account

Payee Name: Surepure Investment Holding AG

Payee Remit To Address: Dammstrasse 19, 6300/Zug, Switzerland

Payee City: Zug

Payee State: Zug

Payee Zip Code: 6300

Payee Country: Switzerland

Payee Bank Name: UBS AG, 9201 Gossau/Switzerland

Payee Bank Routing Number: N/A

Payee Bank Account Number: 0254-689639.61E

Payee SWIFT code number: UBSWCHZH80A

Payee IBAN code number: CH320025425468963961 E

Payee currency: USD

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